As filed with the Securities and Exchange Commission on October 9, 2009

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACROSOLVE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1518725
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1717 S Boulder Ave #700
Tulsa, OK 74119
(918) 280-8693
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2009 STOCK COMPENSATION PLAN
STOCK BONUS PLAN
(Full Title of the Plan)

James C. McGill
Chairman of the Board of Directors
MACROSOLVE, INC.
1717 S Boulder Ave #700
Tulsa, OK 74119
 (918) 280-8693

 (Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Facsimile: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated filer (Do not check if smaller reporting company)

☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0. 01 per share	32,500,000(1)	$0.05(3)	$1,625,000	$90.68
Common Stock, par value $0. 01 per share	2,470,000(2)	$0.05(3)	$123,580	$6.89
	34,970,000		$1,748,500	$99.57

(1)	Includes 32,500,000 shares of common stock reserved for issuance under the 2009 Stock Compensation Plan.

(2)	Includes 2,470,000 shares of common stock issued as incentive bonuses to certain employees, officers and directors of the Company under the Company’s Stock Bonus Plan.

(3)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of high and low sale prices as reported on the OTC Bulletin Board on October 7, 2009.

EXPLANATORY NOTE

Macrosolve, Inc. (“Macrosolve” “we” or “us”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock, $0.01 par value per share, issuable under our 2009 Stock Compensation Plan and issued under our Stock Bonus Plan.

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The reoffer prospectus may be used for reoffers and resales of control securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the 2009 Stock Compensation Plan and the Stock Bonus Plan by selling stockholders who may be deemed “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of Macrosolve and for reoffers and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to awards of restricted stock issued pursuant to the 2009 Stock Compensation Plan and the Stock Bonus Plan.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the 2009 Stock Compensation Plan and the Stock Bonus Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in such Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2009 Stock Compensation Plan and the Stock Bonus Plan upon written or oral request by contacting:

Macrosolve, Inc.
1717 S Boulder Ave #700
Tulsa, OK 74119
(918) 280-8693
Attn:  Clint H. Parr,
Chief Executive Officer

1

REOFFER AND RESALE PROSPECTUS

MACROSOLVE, INC.

11,636,629 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholders of an aggregate of 11,636,629 shares of Macrosolve common stock underlying options granted by us pursuant to our 2009 Stock Compensation Plan and our Stock Bonus Plan to certain of our non-employee directors as compensation for their services.

All of the shares are being reoffered and resold for the account of the selling stockholders. We will not receive any of the proceeds from the resale of these shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution” starting on page 18 of this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MCVE.” The last reported sale price of our common stock on October 7, 2009, was $0.05 per share.

Our principal executive offices are located at 1717 S. Boulder Ave. #700, Tulsa, OK 74119 and our telephone number is (918) 280-8693.

Investing in our common stock involves risks including those that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 9, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2008, filed April 3, 2009;
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 14, 2009;
(3)	Current Report on Form 8-K, filed May 22, 2009;
(4)	Current Report on Form 8-K, filed July 24, 2009;
(5)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 7, 2009; and
(6)	Description of Common Stock in our Registration Statement on Form S-1, filed April 18, 2008, as amended.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors,” and our Annual Report, which is incorporated herein by reference, before making an investment decision.

The Company

Unless otherwise indicated, all references to “we,” “us” and “our” and similar terms in this prospectus refer to Macrosolve, Inc..

We are a technology and services company that develops mobile solutions for businesses. A mobile solution is typically the combination of mobile handheld devices, wireless connectivity, and software that streamlines business operations resulting in improved efficiencies and cost savings. We are development and marketing partners with the major mobile device manufacturers, wireless carriers and many software providers.

Our customers rely on us to define, design, develop and support the best combinations of technologies in a market that is very dynamic. We assist software and web-based application companies by modifying their software product offerings so that they can be used by a mobile end-user who typically has a Smartphone or a similar cellular device. Many of these customers rely on our technology and marketing expertise. We also serve enterprises that find it difficult to identify a mobile software product which addresses their specific need to streamline operational processes, and do not have the competency in house. Our technology and services capabilities generate a growing base of contract and annuity based revenue. We have several mobile software products, including ReFormXT™ , which helps to minimize mobile application development effort and DigiTicket, a platform for issuing electronic citations by law enforcement entities. ReForm XT was launched in December 2008 and DigiTicket is in beta testing phase and neither has yet to contribute significant revenues to MacroSolve. The company invested $150,550 and $194,560 in ReFormXT capitalized development costs for the years ended December 31, 2008 and 2007 respectively and $32,353 in DigiTicket capitalized development costs in 2008.

After incorporating in 1997, the Company served business customers in the manufacturing industry.  Most of the professional services engagements included systems integration and customization.  Its largest customer was Titan Tire and Wheel, the largest tractor tire and wheel manufacturer in the U.S., which relied on the Company to streamline paper intensive business processes with distributed applications on the manufacturing floor.  This discipline gave the company experience in mobile computing with rugged handheld devices in an era where bar-coding inventory and using handheld scanners for data entry was in its infancy.

Handspring, Inc. partnered with the Company in 1998 on a project with BAE (British Aerospace).  The paperwork process between ground crews and pilots were driving operational inefficiencies. The Company defined, designed and developed a mobile data platform, utilizing Handspring Visor handheld devices.

In 2001, the Company was approached by a major supplier of food products to McDonalds.  Quality assurance processes surrounding food quality was problematic and a web-based data collection and tracking tool was being utilized throughout the McDonalds supplier community.  A mobile solution was needed in order to collect data more efficiently in the field at 20,000 restaurant locations. The earliest forms of mobile phones and PDAs with wireless data connections were forecast to be entering the market.  New operating systems and other technological disruptions were quickly approaching. With this opportunity and considerable depth of experience in mobile data solutions, the company sought out its first private equity investors, new management, and began to build a device, operating system and network agnostic mobile data collection platform which it named ReForm™.

A major national campaign for the sale of ReForm was launched with Palm, Inc. in February 2003.  Shortly thereafter, Palm, Inc. determined to divide into two companies and the sales campaign was cancelled, which resulted in substantial financial losses to the Corporation.  The Corporation thereafter developed relationships with other mobile computer manufacturers and wireless carriers.

A second sales campaign was launched with Sprint Corporation (“Sprint”) on September 1, 2004 under a Joint Marketing Agreement between the Corporation and Sprint, which was entered into in August 2004.  This campaign focused on Enabling.  This second sales campaign was placed on hold by Sprint on or about October 1, 2004 due to a reorganization of Sprint Corporation.

The Sprint sales campaign was expanded to include other Sprint offices and launched again in February of 2005 and was to terminate at year end 2005.  The four city joint campaign was restructured in the third quarter of 2005 and renewed in January 2006.  The acquisition of Nextel by Sprint caused the campaign to be cancelled in the third quarter of 2006.

The Corporation entered into a development and support agreement with Navigation Solutions, a wholly owned subsidiary of Hertz Corporation, in 2005.  Under this agreement, the Corporation provides ongoing development and support work associated with the Never Lost GPS Navigation and Sirius satellite radio systems, which are offered on Hertz rental cars.

Working jointly with ESPRE Solutions, Inc. (EPRT.PK), a  provider of video software, the Corporation entered into an agreement on behalf of a major wireless carrier in 2005 to develop a video collaboration application that allows mobile devices, PCs and set top boxes to visually communicate across the carrier’s network.  Subject to the carrier’s allocating additional funding, the project is expected to be complete in 2009 and will result in the Corporation having a mobile video platform which it believes will allow it to compete in the mobile video industry.  This development agreement is covered by a confidentiality agreement to which interested parties must agree prior to receiving further information.

In 2006 and 2007, the Company focused efforts on expanding and broadening industry relationships which could augment development and marketing advantages for its services business.  To this end, the company is in a wide range of agreements and relationships with Verizon, AT&T, Sprint, Palm, RIM, Intermec, Psion Teklogix, Symbol/Motorola, OpSource, WBS, ScanSource and other North American mobile industry leaders.

Currently the Company has ongoing projects across the United States and Canada and operates three websites including ‘www.goanyware.com’, ‘www.macrosolve.com’ and the industry thought leading blog ‘www.mobilebizbuzz.com.

Our Products and Services

Our mobile solutions services business currently represents the primary source of revenue for the Company.  Working with our mobile partners, our professional services team provides solution management, product development, project management, quality assurance and support services to address the needs of a client base seeking to use mobility to improve their process efficiencies and modify software applications so that they can be used in a mobile environment.

Our primary software product is ReForm™, a mobile data collection platform.  ReForm™ simplifies the process of converting paper forms to a digital form that can be utilized on most Smartphones available in the United States.  A web-based interface allows a non-technical user to create and dispatch forms to users and easily manage data input from the field.  The components of the platform are also utilized as mobile application development tools, thus saving time and money for customers needing more customized solutions.  Early versions of ReForm are being upgraded in order to satisfy shifting market demands.  The upgrade became available in final form in December 2008.  ReForm has contributed less than five percent of annual revenues since initial inception.

Intellectual Property

The Corporation reviews each of its intellectual properties and makes a determination as to the best means to protect such property, by trademark, by copyright, by patent, by trade secret, or otherwise. The Corporation believes that it has taken appropriate steps to protect its intellectual properties, depending on its evaluation of the factors unique to each such property, but cannot guarantee that this is the case. United States and foreign patents applications regarding ReForm™ were applied for in 2003 and the applications are pending before the United States Patent and Trademark Office at the date of this document.  The Corporation views the office actions of the United States Patent and Trademark Office as being positive but there is no guarantee that a patent will be issued.

The corporation has intellectual property that relates to extending applications to multiple handsets operating on multiple wireless networks which it handles as a trade secret and which it considers to be valuable.

Recent Product and/or Market Developments:

Additional software products are in various stages of development. A mobile electronic citation product called DigiTicket entered beta testing in 1Q2009. DigiTicket is expected to contribute less than 50% to the 2009 annual revenues.

United States Industry Overview

According to new research from Compass Intelligence.com, businesses in the US will spend roughly $11.6 billion on mobile applications by 2012. For 2009, US businesses are expected to spend an estimated $4.9 billion on mobile applications. These applications include mobile and wireless-based custom-coded and packaged applications, including productivity, contact management, GPS/Navigation, Email, security, file sharing, collaboration and others.. Compass Intelligence further predicts this market is poised for double-digit annual growth over the next 5 years, driven by the growth in remote and telecommuting employees, the movement in "Open Mobile Devices", and the explosion of new and emerging free and fee-based mobile applications available for download. The highly mobile Healthcare industry is expected to spend an estimated $1.1 billion on mobile applications by 2012, although the Government and Services industries are expected to be the top spenders on mobile applications. Roughly $6.3 billion will be spent on mobile applications by the Small and Mid-sized business market by 2012.
.
Market Opportunity

MacroSolve has been marketing mobile solutions in cooperation with the leading mobile technology vendors nationwide for over five years while assisting applications companies with mobile offering for four years.  In our research and experience, we are seeing the advancement of mobile technology as an operational tool in businesses.  Many businesses have adopted mobile devices with mobile email and are more active in exploring the utilization of the technology to streamline business processes with mobile data and video solutions.  This market is growing as new Smartphone and rugged devices are reaching the market, giving end users and enterprises more computing power and flexibility beyond a cell phone or laptop.  Large enterprises have the technical and financial resources to purchase substantial mobile application platforms.  These customers are well served by the leading wireless carriers, mobile hardware manufacturers and application developers.  Over 6 million medium and small businesses are currently underserved by the industry leaders.  At the same time, PC and web-based application companies are seeking to modify their solutions with mobile offerings.  Entering the mobile application market complicates established business models, marketing channels and challenges technical resources with the dynamics of developing to a much wider variety of devices, operating systems, connectivity and users. Finally, wireless carriers and mobile hardware companies are looking for more niche applications and are opening their platforms in order to increase the value of their products and services.  All of these developments create demand for MacroSolve to bring business customers and technology suppliers together.

Strategy

Operating Strategies

The services business is divided into two parts which address business process efficiencies and software product enhancements through the adoption of mobile solutions.  Each is supported by a dedicated sales function, and share in a pool of resources which provides solution management, product development, project management, QA and support.  Each unit also leverages hardware sales, ReForm integration, hosting, licensing and other passive revenue functions.

Given the increasing demand, longer term projects, options for more passive revenue and niche positioning within the software product enhancements business, technical resources are being augmented in the talent pool along with more specialized mobile industry marketing resources.  In order to manage growth, communications, project management, billing, and other processes are currently being streamlined with new automation platforms.

Growth Strategies

With a proven operational model in place, the growth strategies are centered on marketing.

Our Community Website Growth Strategy is centered on the aggregation of news, information, blogs and forums that are available in the mobile industry which is focused on solutions for businesses.  This web site will serve as a social network for businesses with modest or no I.T. staff and it will serve as a platform to promote our customers’ products and related Anyware offerings

Our Geographical Growth Strategy will expand the Company’s presence in the Midwestern U.S. and where customer demand is beginning to centralize.  With offices in Tulsa, OK and Dallas, TX, near term plans include expansion geographically by engaging resellers outside these areas.

Our Partner Growth Strategy involves more substantial joint marketing activities with industry leaders.  Wireless carriers and mobile hardware manufacturers are primarily involved in the development of leads for the software product services business and for support of the Community Website Strategy.  Continued awareness and the formalization of business development processes are currently underway.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business and Industry

We face intense competition in the market for mobile computing products and services, which could reduce our market share and revenue.

Our market contains few substantial barriers to entry. We believe we will face additional competition from existing competitors and new market entrants in the future.  We are subject to current and potential competition with respect to our business process professional services from Accenture, IBM Global Services, Google, Apple, Microsoft, and Tira Wireless, among others.  In addition, we are subject to current and potential competition with respect to our software product professional services from Flowfinity, iAnywhere, Formotus, Pendragon, and Mobile Frame, among others.

In addition to the direct competition noted above, we face indirect competition from existing and potential customers that may provide internally developed solutions for each of our products or services. As a result, we must educate prospective customers as to the advantage of our products compared to internally developed solutions.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater brand recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their products, services, and costs, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

Consolidation in the wireless industry may strengthen our competitors’ position in our market. Consolidation of our competitors has occurred, and we expect it to continue to occur in the foreseeable future. Acquisitions may further strengthen our competitors’ financial, technical and marketing resources.

Most sales with mobile carriers and enterprises have a long sales cycle process, which increases the cost of completing sales and renders completion of sales less predictable.

The sales cycle process with mobile carriers could be long, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. The general length of the sales cycle increases our costs and may cause license revenue and other operating results to vary significantly from period to period. Our products or services often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products or use our services typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products and services. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.

If we fail to maintain our existing relationships or enter into new relationships with OEM and business development organizations, or if products offered by our OEM partners fail to achieve or maintain market acceptance, our brand awareness, the sales of our products and use of our services would suffer.

 Our revenue from technology licensing depends, in large part, on our ability to develop and maintain relationships with OEMs and business development organizations that help distribute our products and promote our services. We depend on these relationships to:

•	distribute our products to purchasers of mobile devices;
•	increase the use of our services;
•	build brand awareness through product marketing; and
•	market our products and services cooperatively.

If the products that these equipment manufacturers or business development organizations sell or if any of these companies cease to use our product and service offerings in significant volumes, our product sales would decline and our business would suffer. For example, if growth in the number of devices sold by our OEM partners is delayed or did not occur, our business would suffer.

Our agreements with OEMs, distributors, and resellers generally are nonexclusive and may be terminated on short notice by either party without cause. Furthermore, our OEMs, distributors and resellers are not within our control, are not obligated to purchase products or services from us, and may represent other lines including competing products. A reduction in sales effort or discontinuance of sales of our products by our OEMs, distributors, and resellers could lead to reduced sales and could materially adversely affect our operating results.

Our market changes rapidly due to evolution in technology and industry standards. If we do not adapt to meet the sophisticated needs of our customers, our business and prospects will suffer.

 The market for our products and services is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. For example, the traditional personal digital assistant market is declining and may continue to do so. Our future success will depend to a substantial degree on our ability to offer products and services that adapt to these changing markets, incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Our rapidly evolving market makes it more likely that:

•	our technology or products may become obsolete upon the introduction of alternative technologies;
•
we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings of other companies; and

•
we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings of other companies.

To the extent we determine that new technologies are required to remain competitive, the development, acquisition and implementation of these technologies is likely to continue to require significant capital investment by us. Moreover, we cannot be certain that we can develop, market and deliver new products and technology on a timely basis. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop, acquire and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects will suffer.

Our business and prospects depend, to a significant degree, on demand for wireless and other mobile computing devices.

 The use of wireless and other mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has begun to develop only in recent years. Our success will depend in large part on continued growth in the use of wireless and other mobile computing devices, including handheld computers, smart phones, pagers and other mobile devices. In addition, our markets face critical unresolved issues concerning the commercial use of wireless and other mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability. Demand for, and market acceptance of, wireless and other mobile computing devices which require our products and services are subject to a high level of uncertainty and are dependent on a number of factors, including:

•	growth in sales of handheld devices, smart phones and other mobile computing devices and growth in wireless network capabilities to match end-user demand and requirements;
•	emergence of a viable and sustainable market for wireless and mobile computing services;
•	our product and services differentiation and quality;
•	the development of technologies that facilitate interactive communication between organizations;
•	our distribution and pricing strategies as compared with those of our competitors;
•	the growth in access to, and market acceptance of, new interactive technologies;
•	the effectiveness of our marketing strategy and efforts;
•	our industry reputation; and
•	general industry and economic conditions such as slowdowns in the computer or software markets or the economy in general.

If the market for wireless and other mobile computing devices as a commercial or business medium develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

Even if the wireless and mobile computing services market does develop, our products and services may not achieve widespread market acceptance. If our target customers do not adopt, purchase and successfully deploy our other current and planned products and services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed.

We might experience significant errors or security flaws in our products and services.

Despite testing prior to their release, software products may contain errors or security flaws, particularly when first introduced or when new versions are released. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new products or new versions of products, we could lose revenues. Our customers rely on our products and services for critical parts of their businesses and they may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. The detection and correction of any security flaws can be time consuming and costly.

Insufficient protection for our intellectual property rights may have a material adverse affect on our results of operations or our ability to compete.

We attempt to protect our intellectual property rights in the United States and in selected foreign countries through a combination of reliance on intellectual property laws (including copyright, patent, trademark and trade secret laws) and registrations of selected patent, trademark and copyright rights in selected jurisdictions, as well as licensing and other agreements preventing the unauthorized disclosure and use of our intellectual property. We cannot assure you that these protections will be adequate to prevent third parties from copying or reverse engineering our products, from engaging in other unauthorized use of our technology, or from independently developing and marketing products or services that are substantially equivalent to or superior to our own. Moreover, third parties may be able to successfully challenge, oppose, invalidate or circumvent our patents, trademarks, copyrights and trade secret rights. We may elect or be unable to obtain or maintain certain protections for certain of our intellectual property in certain jurisdictions, and our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States because of the differences in foreign laws concerning intellectual property rights. Lack of protection of certain intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition. Moreover, monitoring and protecting our intellectual property rights is difficult and costly. From time to time, we may be required to initiate litigation or other action to enforce our intellectual property rights or to establish their validity. Such action could result in substantial cost and diversion of resources and management attention and we cannot assure you that any such action will be successful.

If third parties claim that we are in violation of their intellectual property rights, it could have a negative impact on our results of operations or ability to compete.

Patent litigation involving software and telecom companies has increased significantly in recent years as the number of software and telecom patents has increased and as the number of patent holding companies has increased. We face the risk of claims that products or services that we provide have infringed the intellectual property rights of third parties.  We are not engaged in any litigation of any kind whatsoever at this time.

Pricing pressure in the mobile software and technology market could adversely affect our operating results.

Competition and industry consolidation in the mobile messaging market have resulted in pricing pressure, which we expect to continue in the future. This pricing pressure could cause large reductions in the selling price of our services. For example, consolidation in the wireless services industry could give our customers increased transaction volume leverage in pricing negotiations. Our competitors or our customers’ in-house solutions may also provide services at a lower cost, significantly increasing pricing pressures on us. While historically pricing pressure has been largely offset by volume increases and the introduction of new services, in the future we may not be able to offset the effects of any price reductions.

If we fail to maintain or expand our relationships with strategic partners and indirect distribution channels our revenues could decline.

Our development, marketing and distribution strategies depend in part on our ability to form strategic relationships with other technology companies. If these companies change their business focus, enter into strategic alliances with other companies or are acquired by our competitors or others, support for our products and services could be reduced or eliminated, which could have a material adverse effect on our business and financial condition.

Industry consolidation and other competitive pressures could affect prices or demand for our products and services, and our business may be adversely affected.

The IT industry and the market for our products and services is becoming increasingly competitive due to a variety of factors. There is also a growing trend toward consolidation in the software industry. Continued consolidation within the software industry could create opportunities for larger software companies, such as IBM, Microsoft and Oracle, to increase their market share through the acquisition of companies that dominate certain lucrative market niches or that have loyal installed customer bases. Continued consolidation activity could pose a significant competitive disadvantage to us.

The significant purchasing and market power of larger companies may also subject us to increased pricing pressures. Many of our competitors have greater financial, technical, sales and marketing resources, and a larger installed customer base than us. In addition, our competitors’ advertising and marketing efforts could overshadow our own and/or adversely influence customer perception of our products and services, and harm our business and prospects as a result. To remain competitive, we must develop and promote new products and solutions, enhance existing products and retain competitive pricing policies, all in a timely manner. Our failure to compete successfully with new or existing competitors in these and other areas could have a material adverse impact on our ability to generate new revenues or sustain existing revenue levels.

The ability to rapidly develop and bring to market advanced products and services that are successful is crucial to maintaining our competitive position.

Widespread use of the Internet and fast-growing market demand for mobile and wireless solutions may significantly alter the manner in which business is conducted in the future. In light of these developments, our ability to timely meet the demand for new or enhanced products and services to support wireless and mobile business operations at competitive prices could significantly impact our ability to generate future revenues.  If the market for unwired solutions does not continue to develop as we anticipate, if our solutions and services do not successfully compete in the relevant markets, or our new products are not widely adopted and successful, our competitive position and our operating results could be adversely affected.   While acquisition of certain competitors could enhance our position, we have no discussions in that regard at this time.

System failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

The success of our products, specifically ReForm™, is highly dependent on its ability to provide reliable services to customers. These operations could be interrupted by any damage to or failure of our or our customers, or suppliers, computer software, hardware or networks, and our connections and outsourced service arrangements with third parties.

Anyware’s systems and operations are also vulnerable to damage or interruption from power loss, transmission cable cuts and other telecommunications failures, natural disasters, interruption of service due to potential facility migrations, computer viruses or software defects, physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events and errors by our employees or third-party service providers.
Because many of our services play a mission-critical role for our customers, any damage to or failure of the infrastructure we rely on, including that of our customers and vendors, could disrupt the operation of our network and the provision of our services, result in the loss of current and potential customers and expose us to potential customer liability.

Economic conditions in the U.S. and worldwide could adversely affect our revenues.

Our revenues and operating results depend on the overall demand for our products and services. If the U.S. and worldwide economies continue to weaken, either alone or in tandem with other factors beyond our control (including war, political unrest, shifts in market demand for our products, actions by competitors, etc.), we may not be able to maintain or expand our recent revenue growth.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our ecommerce development activities and transition to commercial operations have been and will continue to be significant. We will require additional funds to develop direct Internet sales of products and services.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  There is no assurance additional funds will be available from any source; or, if available, such funds may not be on terms acceptable to the Company.  In either of the aforementioned situations, the Company may not be able to fully implement its growth plans. Moreover, we will not receive any proceeds from the sale of stock by our selling stockholders, and thus this offering will not affect our ability to meet capital requirements.

We depend on key employees in a competitive market for skilled personnel.

The success of our business will continue to depend upon certain key technical and senior management personnel many of whom would be extremely difficult to replace. Competition for such personnel is intense, and we cannot be certain that we will be able to retain our existing key managerial, technical, or sales and marketing personnel. The loss of these officers and other or key employees in the future might adversely affect our business and impede the achievement of our business objectives. We believe our ability to achieve increased revenue and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and qualified product development personnel. In addition, competition for employees in our industry and geographic location could be intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. Our ability to hire and retain such personnel will depend in part upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel may adversely affect our business.

We may have to spend substantial funds on sales and marketing in the future.

To increase awareness for our new and existing products, technology and services, we may have to spend significantly more on sales and marketing in the future. We also plan to continue to leverage our relationships with industry leaders and to expand and diversify our sales and marketing initiatives to increase our sales to mobile carriers and enterprises. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or even generate any revenue. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of our products, technology and services. We may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of our products, technology and services. We cannot be certain that we will be able to establish adequate sales and marketing capabilities, that we will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms, or that any third parties with whom we enter into such arrangements will be successful in marketing and promoting the products, technology and services offered by us.

 Shareholders will have limited or no input on any investment or management decisions.

The Company will be managed by the Officers and by the Board. Very few matters will be submitted to Shareholder vote. Therefore, as a minority shareholder, you will have no or limited say in the management of the Company. Accordingly, no prospective investor should purchase any Shares unless it is willing to entrust all aspects of our business and operations to the current Officers and Board of the Company.

Risks Relating to our Common Stock and its Market Value

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol “MCVE” since August 15, 2008. There is a limited trading market for our common stock. Furthermore, the trading in our common stock maybe highly volatile, as for example, approximately all trading days from August 15, 2008 through December 31, 2008 saw trading in our stock of less than 1,000 shares per day. During that same period, the smallest number of shares trade in one day was zero and the largest number of shares traded in one day was 500. From January 1, 2009 through October 7, 2009, the smallest number of shares traded was zero and the largest number of shares traded in one day was 731,785.  Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The price of our Common Stock may be volatile.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control. Some of these factors are:

•	our results of operations and the performance of our competitors;
•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission;
•	changes in earnings estimates or recommendations by research analysts who follow, or may follow, us or other companies in our industry;
•	changes in general economic conditions;
•	changes in market prices for oil and gas;
•	actions of our historical equity investors, including sales of common stock by our directors and executive officers;
•	actions by institutional investors trading in our stock;
•	disruption of our operations;
•	any major change in our management team;
•	other developments affecting us, our industry or our competitors; and
•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or our performance, and those fluctuations could materially reduce our common stock price.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The requirements of being a public company, including compliance with the reporting requirements of the exchange act and the requirements of the Sarbanes Oxley act, strains our resources, increases our costs and may distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC. Complying with these statutes, regulations and requirements occupies a significant amount of the time of our board of directors and management. We are or may be required to:

•	institute a comprehensive compliance function;
•	establish internal policies, such as those relating to disclosure controls and procedures and insider trading;

•
design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;
•	involve and retain outside counsel and accountants in the above activities; and
•	establish an investor relations function.

In addition, rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants. The requirement of an annual assessment of our internal control over financial reporting and the attestation of the assessment by our independent registered public accountants, as the rules now stand, will first apply to our annual report for fiscal year ending December 31, 2009. In the future, our ability to continue to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, and we may be subject to sanctions or investigation by regulatory authorities. In addition, failure to comply with Section 404 or a report of a material weakness may cause investors to lose confidence in us and may have a material adverse effect on our stock price.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our stock.

We do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We may be unsuccessful in coming to terms with institutional investors to raise additional equity funds.

The purpose of registering our stock for public sale was part of a plan to raise capital from institutional investors in a PIPE transaction. Due to the unusually economic climate in the United States in the third and fourth quarters of 2008 through the present time, we have not finalized terms with an institutional investor. As of August 31, 2009, the company has deferred $171,923 in equity issuance costs. These costs will be netted against equity raised or expensed in full by the end of 2009 if the plan is not successful.

FORWARD-LOOKING STATEMENTS

This prospectus contains ‘‘forward-looking statements’’ that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are ‘‘forward-looking statements’’, including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘could’’, ‘‘would’’, ‘‘predicts’’, ‘‘potential’’, ‘‘continue’’, ‘‘expects’’, ‘‘anticipates’’, ‘‘future’’, ‘‘intends’’, ‘‘plans’’, ‘‘believes’’, ‘‘estimates’’ and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in relatively new and rapidly developing industries such as mobile solutions for businesses. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	competition in the market for mobile computing products and services;
•	consolidation in the wireless industry;
•	long sales cycles;
•	failure to maintain existing relationships or enter into new relationships with OEM and business development organizations;
•	our ability to develop brand awareness and industry reputation;
•	our ability to adapt to rapid evolution in technology and industry standards;
•	our ability to attract and retain management and skilled personnel;
•	our growth strategies;
•	anticipated trends in our business;
•	our future results of operations;
•	our lack of profitable operations in recent periods;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our development activities;
•	our ability to successfully and economically develop new products;
•	market conditions in the mobile solutions for business industry;
•	the timing, cost and procedure for acquisitions;
•	the impact of government regulation;
•	estimates regarding future net revenues from capitalized development costs and the present value thereof;
•	planned capital expenditures (including the amount and nature thereof);
•	our marketing strategies and efforts;
•	emerging viable and sustainable markets for wireless and mobile computing services;
•	significant errors or security flaws in our products and services;
•	insufficient protection for our intellectual property;
•	claims of infringement on third party intellectual property;
•	pricing pressures in the mobile software and technology market
•	our financial position, business strategy and other plans and objectives for future operations;
•	the possibility that our acquisitions may involve unexpected costs;
•	system failures, operational delays, interruption of service to customers
•	economic conditions in the U.S. and worldwide;
•	access to significant additional capital to implement growth plans; and
•	the ability of our management team to execute its plans to meet its goals

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings ‘‘Risk factors’’ and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the reoffer and resale of the shares of common stock by the  selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of (i) shares of our common stock underlying options granted under the 2009 Stock Compensation Plan to selling stockholders who are deemed to be affiliates of ours, and (ii) shares of common stock underlying options or restricted shares of common stock that may be issued to individuals in the future under the 2009 Stock Compensation Plan who are deemed to be affiliates of ours.  We will file a prospectus supplement in the event of future issuances under the 2009 Stock Compensation Plan, which supplement will include the names of the recipients and the amounts of securities to be reoffered.

The following table sets forth (i) the number of shares of our common stock beneficially owned by the selling stockholder on the date hereof, (ii) the number of shares of our common stock to be offered for resale by the selling stockholder in this offering, and (iii) the number and percentage of shares of our common stock to be held by the selling stockholder, after completion of this offering.

Name	Shares of Common Stock Owned Prior to the Offering (1)	Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering (2)
Clint H. Parr	1,000,000	2,628,223	(3)	1,000,000	2.1%
James C. McGill	5,340,180	4,350,576	(4)	5,340,180	11.3%
Howard E. Janzen	167,714	328,888	(5)	167,714	*
John Clerico	10,733,624	328,888	(6)	10,733,624	22.7%
Kendall Carpenter	83,520	731,739	(7)	83,520	*
David L. Humphrey	18,622	408,888	(8)	18,622	*
Dale Schoenfeld	46,874	408,888	(9)	46,874	*
Eric C. Fultz	200,000	895,459	(10)	200,000	*
Michael Ishmael	100,000	746,827	(11)	100,000	*
Chris Kingham	100,000	808,253	(12)	100,000	*
		11,636,629

●	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 47,219,129 shares of common stock outstanding on October 7, 2009.

(3)
Includes (i) 116,257 shares issuable upon exercise of vested stock options; (ii) 1,260 shares to be issued as an incentive bonus; (iii) 1,000,000 shares previously issued as an incentive bonus; (iv) 747,449  shares to be issued in lieu of accrued compensation; and (v) 763,257 issuable upon exercise of outstanding warrants.

(4)
Includes (i) 183,652 shares issuable upon exercise of vested stock options; (ii) 1,260 shares to be issued as an incentive bonus; (iii) 1,000,000 shares previously issued as an incentive bonus; (iv) 1,431,872 shares to be issued in lieu of accrued compensation; and (v) 1,733,792 issuable upon exercise of outstanding warrants.

(5)
Includes (i) 80,000 shares issuable upon exercise of vested stock options; (ii) 88,888 shares to be issued in lieu of accrued compensation; and (iii) 160,000 issuable upon exercise of outstanding warrants.

(6)
Includes (i) 80,000 shares issuable upon exercise of vested stock options; (ii) 88,888 shares to be issued in lieu of accrued compensation; and (iv) 160,000 issuable upon exercise of outstanding warrants.

(7)
Includes (i) 69,286 shares issuable upon exercise of vested stock options; (ii) 1,527 shares to be issued as an incentive bonus; (iii) 70,000 shares previously issued as an incentive bonus; (iv) 473,720  shares to be issued in lieu of accrued compensation; and (v) 117,206 issuable upon exercise of outstanding warrants.

(8)
Includes (i) 80,000 shares issuable upon exercise of vested stock options; (ii) 88,888 shares to be issued in lieu of accrued compensation; and (iv) 240,000 issuable upon exercise of outstanding warrants.

(9)
Includes (i) 80,000 shares issuable upon exercise of vested stock options; (ii) 88,888 shares to be issued in lieu of accrued compensation; and (iv) 240,000 issuable upon exercise of outstanding warrants.

(10)
Includes (i) 60,547 shares issuable upon exercise of vested stock options; (ii) 1,527 shares to be issued as an incentive bonus; (iii) 200,000 shares previously issued as an incentive bonus; (iv) 300,958  shares to be issued in lieu of accrued compensation; and (v) 332,427 issuable upon exercise of outstanding warrants.

(11)
Includes (i) 67,917 shares issuable upon exercise of vested stock options; (ii) 1,394 shares to be issued as an incentive bonus; (iii) 100,000 shares previously issued as an incentive bonus; (iv) 316,759  shares to be issued in lieu of accrued compensation; and (v) 260,757 issuable upon exercise of outstanding warrants.

(12)
Includes (i) 81,162 shares issuable upon exercise of vested stock options; (ii) 1,394 shares to be issued as an incentive bonus; (iii) 100,000 shares previously issued as an incentive bonus; (iv) 395,075  shares to be issued in lieu of accrued compensation; and (v) 230,622 issuable upon exercise of outstanding warrants.

PLAN OF DISTRIBUTION

We are registering 11,636,629 shares of restricted common stock granted under the 2009 Stock Compensation Plan and our Stock Bonus Plan for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on such exchanges or systems or in the over-the-counter market;
●	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	any combination of any such methods of sale; and
●	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission for our common stock offered in this offering. This prospectus does not contain all the information set forth in the Registration Statement. You should refer to the Registration Statement and our other Securities and Exchange Commission filings incorporated by reference therein and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement and our other Securities and Exchange Commission filings incorporated by reference therein for copies of the actual contracts, agreements or other documents.

The Securities and Exchange Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website at www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by Macrosolve, Inc. (“Macrosolve”, “we” or “our”) with the Securities and Exchange Commission are incorporated by reference in this registration statement on Form S-8 (the “Registration Statement”):

(1)	Annual Report on Form 10-K for the year ended December 31, 2008, filed April 3, 2009;
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 14, 2009;
(3)	Current Report on Form 8-K, filed May 22, 2009;
(4)	Current Report on Form 8-K, filed July 24, 2009;
(5)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 7, 2009; and
(6)	Description of Common Stock in our Registration Statement on Form S-1, filed April 18, 2008, as amended.

In addition, all documents filed by Macrosolve with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the Securities and Exchange Commission. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6.	Indemnification of Directors and Officers.

Our Bylaws, as amended, provide to the fullest extent permitted by Oklahoma law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Title 18 of the Oklahoma Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Up to 32,500,000 shares of common stock being registered pursuant to this Registration Statement may be issued under the 2009 Stock Compensation Plan.  The 2,470,000 shares already issued under our Stock Bonus Plan were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation of MacroSolve Inc.(1)

3.2	By-laws of MacroSolve Inc.(1)

4.4	2009 Stock Compensation Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of HoganTaylor LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma, on this 9th day of October, 2009.

MACROSOLVE, INC.

By:	/s/ Clint H. Parr
Clint H. Parr
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clint H. Parr as his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Clint H. Parr	Chief Executive Officer	October 9, 2009
Clint H. Parr	(Principal Executive Officer)

/s/ Kendall W. Carpenter	Chief Financial Officer	October 9, 2009
Kendall W. Carpenter	(Principal Accounting Officer)

/s/ James C. McGill	Chairman of the Board of Directors	October 9, 2009
James C. McGill

/s/ Michael Ishmael	Vice-President	October 9, 2009
Michael Ishmael

/s/ Chris Kingham	Vice-President	October 9, 2009
Chris Kingham

/s/ Eric Fultz	Vice-President	October 9, 2009
Eric Fultz

/s/ Howard Janzen	Director	October 9, 2009
Howard Janzen

/s/ David L. Humphrey	Director	October 9, 2009
David L. Humphrey

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of MacroSolve Inc.(1)

3.2	By-laws of MacroSolve Inc.(1)

4.4	2009 Stock Compensation Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of HoganTaylor LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)